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                                                                    EXHIBIT 99.1
[INTERNAP LOGO]

                                                           FOR IMMEDIATE RELEASE

               INTERNAP EXECUTIVES TO RING OPENING BELL AT NASDAQ

                    - Company Celebrates Recent Milestones -

ATLANTA - February 16, 2007 - Internap Network Services Corporation (NASDAQ:
INAP), a leading provider of performance-based routing solutions over the Internet, today announced that Chief Executive Officer James P. DeBlasio will ring the NASDAQ stock exchange opening bell on Friday, February 23, 2007 at 9:30 a.m. He will be joined by Gene Eidenberg, Internap's Chairman of the Board and a group of employees representing a cross-section of the company. Internap returned to the NASDAQ in September 2006.

"Our decision to return to the NASDAQ followed strong financial quarters and only serves to support the confidence our investors have in the future of our company and in the industry as a whole," said James P. DeBlasio, chief executive officer, Internap. "Companies are finding new ways to leverage the Internet every day and the demand for Internap products and services is growing as our customers capitalize on these new revenue opportunities."

Internap is expected to close its acquisition of Cost Mesa-based VitalStream Holdings Inc. later this month positioning the company for growth in the rich media market. Internap offers market leading intelligent route control solutions that bring reliability, performance and security to the Internet. With VitalStream, Internap will offer a broad set of products with performance and service that lead the industry.

Gene Eidenberg, chairman of the Internap board of directors added, "This is an exciting moment for Internap, as it symbolizes the next phase in the company's transformation under Mr. DeBlasio's leadership. I'm very pleased to join him and Internap's dedicated employees to share in this ceremony."

Internap and VitalStream have entered into a definitive agreement pursuant to which Internap will acquire all of the capital stock of VitalStream in exchange for the issuance of approximately 11.9 million shares of Internap's common stock. Internap and VitalStream will each hold special meetings of stockholders on February 20, 2007 for the purpose of approving the acquisition. The companies anticipate that the acquisition will close as soon as practicable after the stockholder meetings, subject to approvals by Internap and VitalStream stockholders and the satisfaction of other closing conditions. The information about the transaction in this release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Internap's common stock. Any offer of securities will only be made pursuant to the Joint Proxy Statement/Prospectus on Form S-4 filed with the Securities and Exchange Commission ("SEC") by Internap and VitalStream, a copy of which is available without charge on the SEC's website at www.sec.gov. A free copy may also be obtained from Internap or VitalStream through their Investor

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Contacts listed below.

ABOUT INTERNAP

Internap is a market leader of intelligent route control solutions that bring reliability, performance and security to the Internet. The company's patented and patent-pending technologies address the inherent weaknesses of the Internet, such as latency and packetloss, enabling businesses to take full advantage of the benefits of deploying mission-critical applications such as e-commerce, VoIP, and audio/video across IP networks. Internap currently serves more than 2,200 customers throughout the U.S., Asia, Australia Canada and Europe. For more information, please visit the company website at www.internap.com.

Internap is a trademark of Internap Network Services, Inc. All other trademarks and brands are the property of their respective owners.

INTERNAP CONTACTS
Media Contact:
L.A. Campbell
404-302-9721
lcampbell@internap.com

Investor Contact:
Andrew Albrecht
404-302-9841
aalbrecht@internap.com